SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2003

JMAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware

(State or other jurisdiction of incorporation)

1-10515	68-0131180

(Commission File No.)	(IRS Employer Identification No.)

5800 Armada Drive, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 602-3292

Not Applicable

(Former name of or former address, if changed since last report)

Item 5. Other Events

On February 6, 2003, JMAR Technologies, Inc. (the “Company”) issued a Press Release announcing its restructuring of operations to sharpen its focus on its Collimated Plasma Lithography business area. Under the restructuring, the Company will sell its JMAR Precisions Systems, Inc. motion and metrology equipment manufacturing operation located in Chatsworth, California and will form its JMAR Research, JMAR/SAL NanoLithography, and JMAR Semiconductor operations into a single corporate entity with three specialized divisions.

As a result of the Company’s decision to sell JPSI, the Company will reflect JPSI as a discontinued operation as of December 31, 2002. Accordingly, the Company will record in 2002 write-offs related to its approximately $5 million investment in JPSI. In addition, the Company will record in 2002 other reserves related to this decision, including operating losses through the expected sale date projected to average approximately $1 million per quarter. The write-off will be reduced by the proceeds from the sale of JPSI. The Company is in the process of quantifying the losses associated with this action.

A copy of the Press Release is filed as Exhibit 10.1 hereto.

Item 7. Exhibits

(c)  The following exhibit is filed as a part of this report:

          10.1 Press Release issued on February 6, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 6, 2003	JMAR TECHNOLOGIES, INC.
(Registrant)

	By:	/s/ JOSEPH G. MARTINEZ

Joseph G. Martinez
Senior Vice President & General Counsel

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INDEX TO EXHIBITS

Exhibit 10.1	Press Release issued on February 6, 2003